Exhibit (6)(b)

Schedule A

(As of October 2, 2026)

Funds

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Amplify Fairlead Tactical Sector ETF	0.57%	November 12, 2024